WINNER'S POT POKER LICENSE AGREEMENT

This License Agreement is entered into as of the last date appearing below by and between Poker Magic, Inc., 130 Lake Street, W.#300, Wayzata, Minnesota 55391, hereinafter "Licensor", and Bally's Park Place, Inc. a New Jersey corporation dba Bally's Atlantic City, hereinafter "Licensee", Park Place & Boardwalk, Atlantic City, New Jersey 08401, hereinafter "Location". Licensor and Licensee may be collectively referred to herein as the "Parties" or each singularly referred to as a "Party".

Article 1 - Definitions

1.01 "Winner's Pot Poker” means the Winner’s Pot Poker table game ("Game") protected by United States Patent and Proprietary Rights.

1.02 "Patent and Proprietary Rights" shall include, but are not limited to:

(a) the table game Winner’s Pot Poker;

(b) US Patent Application Number 5839732, filed May 8, 1997;

(c) all trademarks, trade secrets, patent and copyrights held by Licensor to the Winner's Pot Poker table game, its design, layout, markings, rules, instructions, advertising, promotional material and instructions for play;

(d) the table game Winner’s Pot Poker and design and Licensor’s trademarks; and,

(e) all goodwill associated with the Winner’s Pot Poker table game, the copyrights, trade names, trademarks and patents.

1.03 "Unit" shall mean a single Game table layout.

Article 2 - Grant

2.01 Licensor warrants and represents that Licensor owns the Patent and Proprietary Rights in and to the Game. Licensor further warrants that Licensor has the right to grant to Licensee the use of the mark Winner’s Pot Poker in the State of New Jersey, and specifically at Licensee's Location. Licensor hereby grants to Licensee, and Licensee hereby accepts, subject to the terms and conditions set forth in this License Agreement, a non-exclusive license (without the right to sublicense) under the Patent and Proprietary Rights to offer to its patrons the casino table game (non-video) version of the Game, as provided to Licensee by Licensor at Licensee's Location. The ownership of the Patent and Proprietary Rights shall remain the sole and exclusive property of the Licensor.

Winner’s Pot Poker

Article 3 - Payment

3.01 One (1) Unit, including layout and table sign(s), shall be provided by Licensor to Licensee on a trial basis at no charge until such time as the New Jersey Casino Control Commission ("Commission") ends the test period for the Game (the "Trial Period").

3.02 Should Licensee decide to operate the Unit beyond the Trial Period, Licensee shall pay Licensor a monthly license fee to be determined by the Parties during the course of the Trial Period. In the event the Parties cannot agree on the appropriate fee during the Trial Period, this License Agreement shall terminate upon the conclusion of the Trial Period and the terms of Article 6.03 shall apply.

Licensor shall provide Game training and player information cards at no charge.

Article 4 - General Obligations of Licensee

4.01 Licensee shall conduct the Game at its premises in accordance with the rules and regulations of the Game, the Licensor's approved pay tables and all regulations of the State of New Jersey.

4.02 Licensee is responsible for and will pay all Game prizes/winnings in accordance with the paytable attached hereto as Exhibit "A" or any other Game paytable approved by the State of New Jersey.

4.03 Licensee shall provide any surveillance equipment required by applicable gaming regulations.

4.04 Licensee shall provide all necessary intra-property power and communication lines for material and equipment provided by Licensor.

Article 5 - General Obligations of Licensor

5.01 Licensor shall supply the Unit(s) during the term of this License Agreement, along with training for Licensee's pit and surveillance personnel and Game player information cards.

Article 6 - Term and Termination

6.01 The term of this License Agreement is month to month, beginning on the date the Game is first open to the public. Either Party may terminate this License Agreement at any time by providing the other Party with thirty (30) days written notice.

6.02 Notwithstanding the termination provision listed in paragraph 6.01, either Party, at its sole discretion, may terminate this License Agreement for one of the following reasons by giving written notice to the other Party:

Winner’s Pot Poker

(a) If either Party fails to perform any of its obligations hereunder and fails to cure such non-performance within thirty (30) days from the date the other Party sends written notice of default to the non-performing Party (all obligations of the Licensee hereunder are considered essential and material).

(b) If either Party takes any action or fails to take action which, in the sole discretion of the other Party, jeopardizes any of other Party's licenses and/or approvals from the State of New Jersey, or any other gaming jurisdiction, and fails to correct such action within thirty (30) days of the other Party's written notification describing such action or inaction; or continued relationship with the other Party jeopardizes any license a Party has or may be seeking in the United States or any foreign country.

6.03 Immediately following any termination, Licensee shall tender for collection by Licensor all Units and other material and equipment provided by Licensor to Licensee under this License Agreement, all in proper working order, normal wear and tear excepted. The termination of this License Agreement shall not prejudice any rights or remedies that shall have accrued to either Party prior to the date of such termination.

Article 7 - Marking

7.01 Licensor shall mark each Unit of the Game and product literature and any advertisements for the Game in a manner that reflects Licensor's ownership of Patent and Proprietary rights associated with the Game. All such marking and advertisements must be approved by Licensor in writing prior to their public display or use.

Licensor hereby grants Licensee a nonexclusive, revocable license to use the trademarks in connection with the use and promotion of the Game. All promotional materials shall indicate that the trademarks are used under license from Licensor and that the Game is a trademark of Licensor. Licensor shall supply camera-ready artwork (nominal charges may apply) of the design at the request of Licensee to Licensee for the purpose of incorporation into advertising and promotional materials for the Game.

Article 8 - Indemnification

8.01 In the event any third party makes any claim that Licensee is infringing on another person's or entity's trademark, trade secret, patent or copyright as a result of participation in the Game, then, and in that event, Licensor shall indemnify, defend and hold Licensee harmless against all liability or expense resulting from any such claim or suit arising out of or relating to the Game. Licensee agrees to:

(a) Promptly inform Licensor in writing of any such infringement claim or infringement suit.

Winner’s Pot Poker

(b) Allow Licensor to have exclusive control of the defense of such infringement claim or suit, including the selection of attorneys, as well as exclusive control in all negotiations relating to its settlement. Licensor will not settle any such claim without Licensee's consent, unless Licensee receives a full release of any such claim and incurs no affirmative obligations.

(c) Licensee will use reasonable commercial efforts to assist Licensor as reasonably requested by Licensor in the prosecution of the defense of such claim or suit, at no cost to Licensee.

If Licensor does not accept Licensee's request for defense and indemnity within fourteen (14) days of being notified of such claim, Licensee will be allowed to defend itself with counsel of its own choosing until such time as Licensor accepts such defense. If Licensor refuses to defend and indemnify Licensee, Licensee, in addition to all other remedies available to it, will be entitled to recover its costs and reasonable attorney fees from Licensor.

8.02 Licensor agrees to defend, indemnify and hold Licensee harmless from any and all claims, demands, loss, costs, damages, settlements, judgments, orders or awards (including court or administrative proceedings costs and attorney's fees) or causes of action arising out of personal injury or property damage caused by a design or manufacturing defect of a Unit or otherwise attributable to the negligent, grossly negligent or intentional acts and/or omissions of Licensor.

Article 9 - General Provisions

9.01 In the performance of this License Agreement, Licensor shall comply with all applicable laws and rules, regulations, and determinations of all relevant governments and agencies. Licensor will indemnify, defend and save harmless Licensee from all liability and responsibility whatsoever which may now or hereafter be asserted by reason of any failure on the part of Licensor or any of its employees to comply with all such laws, rules, regulations and determinations.

9.02 Licensee shall not make any reproduction of or modifications to the Unit(s), material and equipment provided under this License Agreement without the Licensor's prior written consent.

9.03 Any notices required or provided for by the terms of this License Agreement shall be in writing, and shall be sent by either facsimile transmission or by first-class mail, postage prepaid, to the business address of the Party to be given notice. Either Party may change its business address by notice to the other Party. Notices shall be deemed received by the Party to whom the notice is given on the day it is actually received or, in the case of mailing, on the second day following the day it is deposited in first class mail postage prepaid to the business address of the Party to whom notice is being given.

Winner’s Pot Poker

9.04 Licensor and/or its employees are independent contractors herein, and shall not be considered under this License Agreement or any other agreement between the Parties hereto as having any employee status of Licensee. Neither Licensor nor any of the employees of Licensor shall have any benefits or any employee status of Licensee. Neither Party has any authority to act for any other Party as an agent, partner, or joint venturer as a result of this License Agreement. Licensor has no authority whatsoever to bind Licensee to any other agreements, promises, or undertakings. This License Agreement shall not be construed as creating or constituting a partnership or joint venture between any of the Parties.

9.05 Licensor and Licensee represent and warrant that during the term of this License Agreement, they will procure and keep valid all necessary business licenses or other permits or approvals.

9.06 Licensor represents and warrants that the Game has all requisite gaming regulatory approvals from the State of New Jersey.

9.07 Licensor shall, if state law requires, provide worker's compensation insurance in accordance with the laws of the State of New Jersey and shall provide Licensee with a copy of a paid up Certificate of Insurance showing worker's compensation insurance.

9.08 This License Agreement contains the entire agreement between the Parties and there are no other promises or conditions in any other agreement, whether oral or written. This License Agreement supersedes any prior oral or written agreements.

9.09 This License Agreement may not be modified or amended except in writing, executed by both Parties.

9.10 If any of the provisions of this License Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court of competent jurisdiction finds that any provision of the License Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

9.11 The failure of either Party to enforce any provision of this License Agreement shall not be construed as a waiver or limitation of the Party's right to subsequently enforce and compel strict compliance with every provision of this License Agreement.

9.12 This Agreement shall be construed in accordance with and governed by the laws of New Jersey. Any legal action arising out of this Agreement shall be brought only before the Superior Court of New Jersey, Atlantic County.

9.13 The prevailing Party In any dispute arising out of this License Agreement shall be entitled to an award of costs and reasonable attorney fees.

Winner’s Pot Poker

9.14 This License Agreement may not be assigned by either Party except in writing, signed by all Parties.

9.15 As a holder of a privileged gaming license by the State of New Jersey, Licensee is required to adhere to strict laws and regulations regarding vendor and other business relationships. If, at any time, Licensee determines, at its sole discretion, that Licensor, its principals, or any key employees violate any applicable statutes and regulations regarding prohibited relationships with gaming companies, Licensee shall immediately terminate this License Agreement.

9.16 Licensor has or agrees to acquire all necessary licenses by all applicable federal, state and local gaming authorities, if required. If any person or entity connected with this License Agreement is found unsuitable by the New Jersey Casino Control Commission, or if Licensee is advised by the New Jersey Casino Control Commission to terminate its relationship with such person or entity, or if Licensee determines, in good faith, that it would be in its best interests to terminate its relationship with such person or entity in order to protect its applicable licenses, Licensee shall be allowed to immediately terminate the relationship with said person or entity without liability to Licensor.

9.17 This License Agreement is subject to the review and approval of the New Jersey Casino Control Commission and to all events and actions resulting from any regulatory decision. In the event Licensor willfully fails to respond or cooperate with any investigation by New Jersey Gaming authorities, or if Licensor or any of its officers or owners are found unsuitable under this Act, and such finding is not reversed or cleared within thirty (30) days, then this will be an automatic default by Licensor and this License Agreement may be immediately terminated by Licensee without penalty upon written notice to Licensee.

9.18 This License Agreement, its terms and conditions, shall be conditioned upon approval of the New Jersey Casino Control Commission ("Commission*). It is understood and agreed by and between the parties that if, at any time, either prior to or subsequent to the initiation of this License Agreement, the Commission shall render a final determination either disapproving the terms and conditions of this License Agreement, or denying the application of Licensor, its agents and/or assignee(s) and/or its transferee(s), for any applicable license, then this License Agreement shall be deemed terminated as of the date of such disapproval or denial as though such date were the date originally fixed herein for termination of this License Agreement. In the event of such termination due to disapproval or denial by the Commission, Licensee shall not be deemed in default under any provision of this License Agreement. Further, it is fully understood by and between the parties that the licensure of Licensor with the Commission shall be, and is, a condition that must be met for Licensee to proceed with this License Agreement.

Winner’s Pot Poker

IN WITNESS WHEREOF, the parties have caused this License Agreement to be effective as of the last date appearing below.

LICENSOR:		LICENSEE:

Poker Magic, Inc.		Bally’s Park Place, Inc a New Jersey corporation dba Bally’s Atlantic City

BY:	/s/ Doug Polinsky	BY:	/s/ Joe Domenico

NAME:	Doug Polinsky	NAME:	Joe Domenico

TITLE:	President	TITLE:	Sr. Vice President

DATE:	January 4, 2008	DATE:	December 26, 2007

FED. I.D.:	20-4709758
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